EXHIBIT 2

AMENDED AND RESTATED SETTLEMENT AGREEMENT

This Amended and Restated Settlement Agreement (this “Agreement”), dated as of April 8, 2009, is made by and between Arthur J. Steinberg, not individually but solely in his capacity as the receiver of Northshore Asset Management, LLC and related entities (the “Northshore Receiver”), and Connecticut Banking Commissioner Howard F. Pitkin, successor to John P. Burke, not individually but solely in his capacity as receiver of Circle Trust Company (collectively with Connecticut Banking Commissioner John P. Burke when serving as such and receiver of Circle Trust Company, the “Circle Receiver”), amends and restates the Settlement Agreement, dated as of May 25, 2006, by and between the Northshore Receiver and the Circle Receiver (the “Existing Agreement”).

WHEREAS, each of the Northshore Receiver and the Circle Receiver has asserted and believes that one or more entities for which he is acting as receiver owns and is entitled to the 1,000,000 shares of common stock, no par value, of Startech Environmental Corporation (“Startech”) represented on the date hereof by certificate number 6381-8 (the “Subject Securities”) and a bona fide dispute exists over such ownership and entitlement;

WHEREAS, the Northshore Receiver and the Circle Receiver entered into the Existing Agreement in settlement of the dispute with respect to the Subject Securities and desire to amend and restate its terms, and are entering into this Agreement to do so; and

WHEREAS, on April 6, 2009, the United States District Court for the Southern District of New York entered an order approving the execution and delivery of this Agreement, and the Northshore Receiver’s performance of his obligations hereunder.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises and agreements herein made, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Representations of the Circle Receiver.  The Circle Receiver hereby represents and warrants to the Northshore Receiver and agrees in favor of the Northshore Receiver on the date hereof that (a) the Circle Receiver has not assigned any interest in any matter released or purported to be released by him hereby to any other person or entity, and (b) (i) the Circle Receiver has full power and authority to execute and deliver this Agreement and perform his obligations hereunder, (ii) the execution and delivery of this Agreement by the Circle Receiver, the performance by the Circle Receiver of his obligations hereunder and the consummation of the transactions by the Circle Receiver contemplated by this Agreement have been duly authorized and approved, (iii) this Agreement has been duly executed by the Circle Receiver and constitutes a legal, valid and binding obligation of the Circle Receiver, (iv) the execution and delivery of this Agreement by the Circle Receiver, the performance by the Circle Receiver of his obligations hereunder and the consummation of the transactions contemplated hereby by the Circle Receiver do not and will not (x) violate, contravene, breach, or constitute an event of default under, any contract, agreement, indenture or instrument to which the Circle Receiver or Circle Trust Company (“Circle Trust”) is a party, or by which any of their respective properties or assets are bound, or to which the Circle Receiver or Circle Trust may be subject or (y) violate, contravene or breach any statute, law, judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Circle Receiver or Circle Trust and (v) the Subject Securities may be dealt with in accordance with this Agreement, without any further receivership action on the part of the Circle Receiver or any approval of any court or other governmental authority.

2. Representations of the Northshore Receiver.  The Northshore Receiver hereby represents and warrants to the Circle Receiver and agrees in favor of the Circle Receiver on the date hereof that (a) the Northshore Receiver has not assigned any interest in any matter released or purported to be released by him hereby to any other person or entity, and (b) (i) the Northshore Receiver has full power and authority to execute and deliver this Agreement and perform the Northshore Receiver’s obligations hereunder, (ii) the execution and delivery of this Agreement by the Northshore Receiver, the performance by the Northshore Receiver of his obligations hereunder and the consummation of the transactions contemplated by this Agreement by the Northshore Receiver have been duly authorized and approved by all requisite receivership action, (iii) this Agreement has been duly executed by the Northshore Receiver and constitutes a legal, valid and binding obligation of the Northshore Receiver, (iv) the execution and delivery of this Agreement by the Northshore Receiver, the performance by the Northshore Receiver of the Northshore Receiver’s obligations hereunder and the consummation of the transactions contemplated hereby by the Northshore Receiver do not (x) violate, contravene, breach, or constitute an event of default under, any contract, agreement, indenture or instrument to which the Northshore Receiver is a party, or by which any of the Northshore Receiver’s properties or assets are bound, or to which the Northshore Receiver may be subject or (y) violate, contravene or breach any statute, law or judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Northshore Receiver and (v) the Subject Securities may be dealt with in accordance with this Agreement, without any further receivership action on the part of the Northshore Receiver or any approval of any court or other governmental authority.

3. [Intentionally Omitted]

4. Disposition of Subject Securities.

(a) The Northshore Receiver agrees to cause, within five days after the date of this Agreement, the delivery of the Subject Securities (including any stock certificates representing the same) to the Circle Receiver.  Upon receipt, the Circle Receiver shall hold the same as custodian for Circle Trust and for certain of the Northshore Releasees (as defined) until such time as the Circle Receiver shall sell the Subject Securities as permitted hereby.

(b) The Circle Receiver shall have the sole and exclusive right, on behalf of the Circle Receiver, Circle Trust, certain Northshore Releasees and the Northshore Receiver, to sell any or all of the Subject Securities at any time or from time to time; provided, that, notwithstanding anything to the contrary contained herein, the Circle Receiver may only sell or dispose of the Subject Securities in a transaction involving a “bona-fide” third party unrelated to Circle Trust or the Circle Receiver on the FINRA Over-The-Counter Bulletin Board in which the sole consideration received in respect of the Subject Securities is cash, which is a direct and outright sale (i.e., not involving any options, puts, calls or other derivative positions or any contingent or deferred payments) and which complies with all applicable laws, including, without limitation, all applicable securities laws.

(c) The Circle Receiver shall distribute the Net Proceeds (as defined below) of any sale permitted by Section 4(b) in accordance with Sections 5 and 6.

(d) Notwithstanding anything to the contrary contained herein, the Northshore Receiver shall be entitled to sell or otherwise dispose of any shares of common stock of Startech (other than the Subject Securities) at any time or from time to time free and clear of any restriction, irrespective of whether the Subject Securities have been already sold or otherwise disposed of.

(e) The Circle Receiver shall on each day that a sale of any of the Subject Securities is made inform or cause the selling broker to inform the Northshore Receiver (or his representatives), no later than the close of business on the day of such sale, as to (i) the number of Subject Securities sold, the date of such sale, the price(s) of such sale and (ii) any other matters pertaining to such sale necessary for the Northshore Receiver to complete and file Form 4 reports with the Securities and Exchange Commission pertaining to such sale (except, solely with respect to this clause (ii), any information pertaining to such sale that is already in the possession of the Northshore Receiver or specific to the Northshore Receiver (but not otherwise solely known by or available to the selling broker or the Circle Receiver)).

5. Assignment of Right to Proceeds.  Pursuant to the Existing Agreement, the Northshore Receiver conveyed, transferred and assigned to the Circle Receiver the right to receive a portion of the proceeds from the sale of the Subject Securities as set forth in Section 6 and the Circle Receiver acknowledged and agreed that the Northshore Receiver is entitled to receive the balance of the proceeds from the sale of the Subject Securities, free and clear of any claim or other right of the Circle Receiver, Circle Trust or any of the their affiliates or any other person or entity.  The parties confirm and acknowledge that the provisions of the Existing Agreement described in this Section 5 and this Section 5 shall continue as obligations of the parties hereunder.

6. Distribution of Proceeds.  The Circle Receiver shall pay 50% of the Net Proceeds (as defined) to the Northshore Receiver and 50% of the Net Proceeds to the Circle Receiver; provided, however, that under no circumstances shall the Circle Receiver be entitled to, nor shall the Circle Receiver retain, an aggregate amount of Net Proceeds greater than the Cap Amount, and the Northshore Receiver shall be entitled to, and the Circle Receiver shall pay to the Northshore Receiver, all Net Proceeds once the Circle Receiver has received an aggregate amount of Net Proceeds equal to the Cap Amount.  Subsequent to the date of this Agreement, the Circle Receiver shall on the 1st business day of every calendar month pay to the Northshore Receiver any Net Proceeds that the Northshore Receiver is entitled to pursuant to the preceding sentence; provided, that on any day that the amount of the Net Proceeds the Northshore Receiver is entitled to pursuant to the preceding sentence equals or exceeds $10,000, the Circle Receiver shall not later than the close of the following business day pay such Net Proceeds to the Northshore Receiver.  In addition to the payments contemplated to be made to the Northshore Receiver by the preceding sentences of this Section 6 and at the time that any such payments are to be made, the Circle Receiver shall pay to the Northshore Receiver the Northshore Receiver Incurred Costs. The “Cap Amount” means the sum of $1,275,126.91 and the Northshore Receiver Incurred Costs.

The “Net Proceeds” means the (1) the actual cash proceeds derived from the sale of the Subject Securities minus (2) the underwriting discounts and commissions, brokerage commissions and discounts and other selling fees and expenses payable to underwriters, brokers or other third party selling agents (excluding amounts payable to Brown Rudnick Berlack Israels LLP or other attorneys of the Circle Receiver) directly associated with the sale of the Subject Securities.

The “Northshore Receiver Incurred Costs” means an amount equal to 5% of the actual gross sale proceeds for the Subject Securities.  The Northshore Receiver Incurred Costs shall be paid to the Northshore Receiver from the Net Proceeds received by the Circle Receiver in accordance with the first paragraph of this Section 6 in reimbursement of certain legal and other advisory fees and expenses incurred by the Northshore Receiver relating to the sale of the Subject Securities.

7. Releases.

(a) The Circle Receiver on behalf of (i) himself and each of his successors and assigns and (ii) Circle Trust and each of its subsidiaries, trusts, and their respective successors and assigns (collectively, the “Circle Releasors”), hereby irrevocably releases and forever discharges (A) the Northshore Receiver and each of his affiliates, partners, and his and their respective successors and assigns, and (B) each of Northshore Asset Management, LLC (“NSAM”), NSCT, LLC (“NSCT”), Saldutti Capital Management, L.P. (“SCM”), Ardent Research Partners, L.P. (“Ardent L.P.”), Ardent Research Partners, Ltd. (“Ardent Ltd.”) and each other affiliate of NSAM that is an entity or fund for which the Northshore Receiver has been appointed and remains the receiver as of the date hereof (collectively, the “Northshore Entities”), and their respective subsidiaries, successors and assigns (collectively, the “Northshore Releasees”), from any and all claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity or otherwise, which the Circle Receiver or any of the other Circle Releasors now has, ever had or may hereafter have against the Northshore Receiver and/or the other Northshore Releasees or any of them due to, arising from, or in connection with, any action, matter, thing or omission occurring or existing on or prior to the date hereof, including, but not limited to, claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action under, relating to or arising from (x) the Promissory Note, dated June 23, 2004, in the principal amount of $1,028,000, payable by NSCT to Circle Trust and (y) the Stock Purchase Agreement, dated as of June 18, 2004, by and among NSCT, Capital Investments Management, Ltd. and Circle Trust and any agreement, instrument or certificate relating thereto or delivered in connection therewith.  Notwithstanding anything contained in this Section 7(a) to the contrary, the Circle Receiver shall retain and not release or discharge (x) any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever, (i) arising under or to enforce this Agreement or (ii) against any officer, director, member, partner or employee of the Northshore Entities (excluding the Northshore Receiver or any of his partners, employees, officers or other representatives) or (y) any right to defend against or dispute any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever not released by the Northshore Receiver under Section 7(b).

Other than the right to enforce this Agreement, the Circle Receiver agrees he will have no claims in the case (the “Receivership Proceedings”) captioned Securities and Exchange Commission v. Northshore Asset Management, LLC, et al., Case No. 05-CV-2192 (RO), pending in the District Court.  The Circle Receiver acknowledges and agrees that all claims filed by the Circle Receiver on behalf of Circle Trust and himself in the Receivership Proceedings have been withdrawn and disallowed in their entirety with prejudice and expunged from the schedule or register of filed claims in the Receivership Proceedings.

(b) The Northshore Receiver on behalf of (i) himself and each of his successors and assigns and (ii) the Northshore Entities and each of their respective subsidiaries, successors and assigns (collectively, the “Northshore Releasors”) hereby irrevocably releases and forever discharges (A) the Circle Receiver and each of his successors and assigns and (B) Circle Trust and each of its subsidiaries, and each of their respective successors and assigns (collectively, the “Circle Releasees”), from any and all claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity or otherwise, which the Northshore Receiver or any of the other Northshore Releasors now has, ever had or may hereafter have against the Circle Receiver and/or the other Circle Releasees or any of them, due to, arising from, or in connection with, any action, matter, thing or omission occurring or existing on or prior to the date hereof.  Notwithstanding anything contained in this Section 7(b) to the contrary, the Northshore Receiver and the other Northshore Entities shall retain and not release or discharge (x) any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever arising out of or related to (i) the Northshore Receiver’s claim for the return of $9 million of investor funds transferred by NSAM or an affiliate thereof to Circle Trust on or about August 27, 2004, (ii) the common stock of Circle Trust owned by one or more Northshore Releasors, (iii) the Supplemental Motion for Approval of the Settlement Regarding Claims of the United States Department of Labor, Trust Advisors Stable Value Plus Fund and Northshore SEC Receiver, dated August 29, 2006, filed in the case captioned John P. Burke, Banking Commissioner v. Circle Trust Company (Docket No. CV-05-4017063 S) pending in the Superior Court, Judicial District of Hartford, Connecticut (the “Connecticut Court”) and the related order issued by the Connecticut Court (collectively, the “Supplemental Circle Settlement”) or (iv) this Agreement (or any right to enforce the same) or (y) any right to defend against or dispute any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever not released by the Circle Receiver under Section 7(a).

The Northshore Receiver acknowledges that he has agreed to amend the proof of claim (the “Ardent Claim”) filed on or about April 14, 2006 in Circle Trust’s receivership proceeding by the Northshore Receiver as Receiver for Ardent L.P. and Ardent Ltd., solely to eliminate any claims related to (i) NSAM’s transfer of the Subject Securities to Circle Trust and (ii) the Northshore Entities’ contribution of $3.9 million to Circle Trust in August and September, 2004 in satisfaction of the Connecticut Department of Banking’s request that the Northshore Entities adequately capitalize Circle Trust.

The Northshore Receiver acknowledges and agrees the claim evidenced by the claim filed on or about April 14, 2006 in Circle Trust’s receivership proceedings by the Northshore Receiver as Receiver for NSAM, shall be withdrawn and disallowed in its entirety with prejudice and expunged from the schedule or register of filed claims or interests in such proceedings.

Notwithstanding anything contained herein to the contrary, (i) this Section 7(b) shall have no effect on (x) the proof of claim or interest (the “NSCT Claim”) filed on or about April 14, 2006 in Circle Trust’s receivership proceeding by the Northshore Receiver as Receiver for NSCT or (y) the Ardent Claim, to the extent that such claim relates to Northshore’s (or its affiliates’) transfer of $9,000,000 to Circle Trust (the “Remaining Ardent Claim”) or (z) the Supplemental Circle Settlement, and (ii) the NSCT Claim, the Remaining Ardent Claim and the Supplemental Circle Settlement shall survive this Agreement in all respects and neither the Northshore Receiver or any of the Northshore Entities releases, discharges or waives any rights, claims or causes of action with respect thereto.

The Circle Receiver specifically acknowledges that the Supplemental Circle Settlement is effective and binding on him and the Circle Releasees.

8. Further Assurances; Authority to Carry Out Agreement.  The Circle Receiver and the Northshore Receiver each hereby agree to execute such agreements, contracts, orders, receipts, notices, requests, certificates, endorsements, powers of attorney, authorizations or other documents, and to take such further actions, as the other may reasonably request in furtherance of, and in order to carry out and give effect to, the terms of this Agreement.

9. Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  However, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto; provided, that this Agreement shall automatically be transferred and the obligations hereunder delegated to any successor receiver or other similar official appointed, from time to time, for Circle Trust or the Northshore Entities, respectively.

10. Knowledge.  Each of the Circle Receiver and the Northshore Receiver has received or has had full and complete access to all the information he considers necessary or appropriate and material to make an informed decision with respect to the subject matter of this Agreement and the entering into this Agreement.

11. No Other Representations and Warranties.  Except as set forth in this Agreement, neither the Circle Receiver nor the Northshore Receiver make any representations or warranties to the other whether express or implied.

12. Representation.  Each of the parties to this Agreement acknowledge that they have had access to and have been represented by competent counsel in connection with the negotiation, execution and performance of this Agreement.

13. Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction.  If any provision of the Agreement is interpreted to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14. Notices.  Any notice required under this Agreement shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Northshore Receiver:

Arthur J. Steinberg, Esq.
c/o King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Telecopier: (212) 556-2222

with a copy to:

Steven G. Canner, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telecopier: (212) 836-8689

If to the Circle Receiver:

Howard F. Pitkin
Connecticut Banking Commissioner
Department of Banking
260 Constitution Plaza
Hartford, Connecticut 06103
Telecopier:

with a copy to:

Howard L. Siegel, Esq.
Brown Rudnick Berlack Israels LLP
City Place 1
185 Asylum Street
Hartford, Connecticut 06103
Telecopier: (860) 509-6501

15. No Waiver.  A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any of the parties.

16. Entire Agreement.  This Agreement supersedes all prior agreements between the Northshore Receiver and the Circle Receiver with respect to the subject matter of this Agreement and constitutes (along with the additional documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Northshore Receiver and the Circle Receiver with respect to its subject matter.  The parties hereto agree that, on the date hereof, the Existing Agreement is hereby superceded, amended and restated in its entirety by this Agreement.

17. Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

18. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

19. Specific Performance.  Each of the Northshore Receiver and the Circle Receiver acknowledges and agrees that the other would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

20. Expenses.  Except as otherwise provided in this Agreement, including, without limitation, with respect to the Northshore Receiver Incurred Costs, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated thereby.

21. Adjustment.  The number of Subject Securities, amounts and other terms herein shall be equitably adjusted by the parties hereto in the event of and at the time of any distribution payable in securities on the Subject Securities or the subdivision or combination of the shares of common stock of Startech or similar event concerning the shares of common stock of Startech, and this Agreement shall apply to any securities issued in respect of (or in exchange for) the Subject Securities (and to any successive securities issued in respect thereof), in which case, the term Subject Securities shall include any and all such securities.  The parties confirm and agree that the Existing Agreement contemplated and this Agreement continues to contemplate that any distribution or dividend (including any liquidating distribution or dividend) made by Startech on (or in respect of) the Subject Securities shall be Net Proceeds and shall be allocated between the parties in accordance with Section 6 of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above and the parties hereto agree that this Agreement amends and restates the Existing Agreement in its entirety.

By:	/s/ Arthur J. Steinberg
ARTHUR J. STEINBERG, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities

By:	/s/ Howard F. Piktin
CONNECTICUT BANKING COMMISSIONER HOWARD F. PITKIN Successor to JOHN P. BURKE, not individually but solely in his capacity as Receiver of Circle Trust Company

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